Exhibit (a)(1)(G)

MAXLINEAR, INC.

2010 EQUITY INCENTIVE PLAN

NON-U.S. RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the MaxLinear, Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Non-U.S. Restricted Stock Unit Award Agreement (including any country-specific Appendix) (the “Award Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:

Address:

You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number
Date of Grant
Number of Restricted Stock Units

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan, any separate agreement between the above-named award Participant and the Company, or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:

[INSERT VESTING SCHEDULE]

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate. Participant will be considered to no longer be a Service Provider as of the date he or she ceases to provide Services and will not be treated as employed during a notice period or garden leave during which Services are not provided, as provided in Section 8(k).

By Participant’s grant acceptance pursuant to such Participant’s online account at E*Trade, Participant agrees that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant and the country-specific Appendix, attached hereto as Exhibits A and B, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address.

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EXHIBIT A

TERMS AND CONDITIONS OF NON-U.S. RESTRICTED STOCK UNIT GRANT

1. Grant. The Company hereby grants to the Participant named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) under the Plan, an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable withholding obligations for Tax-Related Items (as defined below in Section 7 of this Award Agreement) as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2 1/2) months from the end of the Company’s tax year that includes the vesting date.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that, for U.S. taxpayers, such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (a) Participant is a U.S. taxpayer and is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (b) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant who is a U.S. taxpayer on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A for U.S. taxpayers, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final U.S. Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Regardless of any action the Company or the Parent or Subsidiary employing or retaining Participant takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Parent or Subsidiary employing or retaining Participant. Participant further acknowledges that the Company and/or the Parent or Subsidiary employing or retaining Participant (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Unit, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Unit, the issuance of Shares upon settlement of the Restricted Stock Unit, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends or any distributions paid on such Shares; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Unit to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Parent or Subsidiary employing or retaining Participant (or formerly employing or retaining Participant, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Parent or Subsidiary employing or retaining Participant to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Parent or Subsidiary employing or retaining Participant, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by one or a combination of the following:

(a) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Parent or Subsidiary employing or retaining Participant; or

(b) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Restricted Stock Unit either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or

(c) withholding in Shares to be issued upon vesting/settlement of the Restricted Stock Unit.

If Participant is a Section 16 officer under the Exchange Act, then either the Committee shall establish the method or Participant shall be entitled to elect the method of withholding from alternatives (a) – (c) above.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Parent or Subsidiary employing or retaining Participant, any amount of Tax-Related Items that the Company or the Parent or Subsidiary employing or retaining Participant may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.

8. Acknowledgements. In accepting the Award, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company;

(b) the Award of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c) all decisions with respect to future Awards of Restricted Stock Units, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) the Restricted Stock Units and the Shares subject to the Restricted Stock Unit are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Parent or Subsidiary employing or retaining Participant, and which are outside the scope of Participant’s employment or service contract, if any;

(f) for Employees, the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Parent or Subsidiary employing or retaining Participant or any Subsidiary of the Company;

(h) the Award of Restricted Stock Units and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary or Parent of the Company;

(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Participant’s service by the Company or the Parent or Subsidiary employing or retaining Participant (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid), and in consideration of the award of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or the Parent or Subsidiary employing or retaining Participant, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(k) for Employees, in the event of termination of Participant’s employment (whether or not in breach of local labor laws and whether or not later found to be invalid), Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator will have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Restricted Stock Unit.

9. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. Data Privacy. By entering into this Award Agreement, and as a condition of the Award of the Restricted Stock Units, Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Parent or Subsidiary employing or retaining Participant, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan,

Participant understands that the Company and Parent or Subsidiary employing or retaining Participant may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data may be transferred to E*Trade, or such other stock plan service provider as may be selected by the Company in the future, which is assisting in the implementation, administration and management of the Plan. Participant understands that these recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired upon vesting/settlement of the Restricted Stock Units. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT, UNLESS OTHERWISE PROVIDED IN AN EMPLOYMENT AGREEMENT, THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE UNLESS OTHERWISE PROVIDED IN AN EMPLOYMENT AGREEMENT.

13. English Language. Participant has received the terms and conditions of this Award Agreement and any other related communications in English, and Participant consents to having received these documents in English. If Participant has received this Award Agreement, the Plan or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

14. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Stock Plan Administrator at MaxLinear, Inc., 2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011, U.S.A. or at such other address as the Company may hereafter designate in writing.

15. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange, with any exchange control authorities, or under any U.S. state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate U.S. federal securities laws or other Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such U.S. state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

18. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

19. Appendix. Notwithstanding any provisions in this Award Agreement, the Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix (attached as Exhibit B) to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Award Agreement.

20. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

21. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

22. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

23. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement which shall nevertheless be binding and enforceable.

24. Modifications to the Agreement and Additional Requirements. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units. The Company further reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Unit and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

26. Governing Law. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

EXHIBIT B

APPENDIX TO MAXLINEAR, INC.

2010 EQUITY INCENTIVE PLAN

NON-U.S. RESTRICTIVE STOCK UNIT AWARD AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Award of Restricted Stock Units to Participant under the Plan if he or she is in one of the countries listed below at the time of grant. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of July 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or Participant sells Shares acquired under the Plan. In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, or is considered a resident of another country for local law purposes, or if Participant transfers employment and/or residency to another country after the Restricted Stock Units have been granted, the notifications contained herein may not be applicable in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

CHINA

Terms and Conditions

Settlement of Restricted Stock Units and Sale of Shares. These provisions apply only to Participants who are PRC nationals residing in China and supplement Section 2 (Company’s Obligation to Pay):

Due to exchange control restrictions in China, Participant acknowledges, understands and agrees that upon the vesting of the Restricted Stock Units,

(i) a portion of the Shares issued to Participant, which is equal in value to the amount of Tax-Related Items withholding due on the awards, immediately will be sold through a mandatory sale with the Company’s designated broker arranged by the Company on Participant’s behalf pursuant to this authorization, and

(ii) any remaining Shares acquired by Participant upon the vesting of the Restricted Stock Units, after the Shares are sold to cover the Tax-Related Items withholding, will be issued to the Participant, but must be sold by the Participant no later than three (3) months after Participant ceases to be a Service Provider.

As a condition of the Award of the Restricted Stock Units, Participant agrees that if he or she has not sold any Shares obtained upon the vesting of the Restricted Stock Units within three (3) months after he or she ceases to be a Service Provider, the Company is authorized to instruct its designated broker to assist with a mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization), and Participant expressly authorizes the

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Company’s designated broker to complete the sale of such Shares. Upon the sale of the Shares, the proceeds, less any broker’s fees or commissions, will be remitted to Participant in accordance with any applicable exchange control laws and regulations. Participant acknowledges that he or she is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the Date of Grant.

In addition, to comply with exchange control restrictions, Participant understands and agrees that upon the sale of Shares, the proceeds of the sale shall be immediately repatriated to China. Participant further understands that such repatriation of the proceeds shall be effectuated through a special exchange control account in China established by the Company or its Subsidiary and Participant hereby consents and agrees that the proceeds may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. dollars or in local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, Participant acknowledges that the Company is under no obligation to secure any particular currency conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control requirements. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the proceeds are converted into local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

HONG KONG

Terms and Conditions

Award Payable Only in Shares. Notwithstanding Section 8(d) of the Plan, Restricted Stock Units granted to Participants in Hong Kong shall be paid in Shares only and do not provide any right for Participant to receive a cash payment.

Sales Restriction. This provision supplements Section 3 (Vesting Schedule) of the Award Agreement:

If, for any reason, the Restricted Stock Units vest and become non-forfeitable and Shares are issued to Participant within six months of the Date of Grant, Participant agrees that he or she will not dispose of any Shares prior to the six-month anniversary of the Date of Grant.

Notifications

Securities Law Information. The grant of the Restricted Stock Units and the underlying Shares do not constitute a public offer of Securities under Hong Kong law and are available only to eligible Service Providers. The contents of the Plan and Award Agreement and any other incidental communication that exists that Participant may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offer of securities under the applicable securities laws in Hong Kong. Furthermore, none of the documents related to the Plan have been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Unit is intended for the personal use of each eligible Service Provider and may not be distributed to any other person. Participant is advised to exercise caution in relation to the Restricted Stock Units. If Participant is in any doubt about any of the contents of the Plan documents, Participant should obtain independent professional advice.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, Participant’s grant shall be void.

JAPAN

There are no country-specific provisions.

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KOREA

Notifications

Exchange Control Notification. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares (including Shares acquired under the Plan) or the receipt of dividends or any distributions paid on such Shares to repatriate the proceeds to Korea within 18 months of the sale/receipt.

TAIWAN

Notifications

Exchange Control Notification. Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank if he or she remits funds up to TWD500,000 in a single transaction in or out of Taiwan.

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